Exhibit 99.1

CONTACT:	Jason Koval
(203) 351-3500

FOR IMMEDIATE RELEASE

February 2, 2012

STARWOOD REPORTS FOURTH QUARTER 2011 RESULTS

STAMFORD, CT, February 2, 2012 – Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) today reported fourth quarter 2011 financial results.

Fourth Quarter 2011 Highlights

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Excluding special items, EPS from continuing operations was $0.71, including income from the St. Regis Bal Harbour residential project. Including special items, EPS from continuing operations was $0.80, including an income tax benefit of $0.40 primarily related to the use of tax capital losses, offset by charges totaling $0.31 primarily related to an unfavorable legal decision, the early extinguishment of debt and hotel impairments.

•	Adjusted EBITDA was $321 million, which included $33 million of EBITDA from the St. Regis Bal Harbour residential project, up 19.3% compared to 2010.

•

Excluding special items, income from continuing operations was $140 million, including income from the St. Regis Bal Harbour residential project. Including special items, income from continuing operations was $158 million.

•

Worldwide System-wide REVPAR for Same-Store Hotels increased 5.9% (5.8% in constant dollars) compared to 2010. System-wide REVPAR for Same-Store Hotels in North America increased 7.7% (7.6% in constant dollars).

•	Management fees, franchise fees and other income increased 12.0% compared to 2010.

•	Worldwide Same-Store company-operated gross operating profit margins increased approximately 110 basis points compared to 2010.

•	Worldwide REVPAR for Starwood branded Same-Store Owned Hotels increased 5.7% (5.0% in constant dollars) compared to 2010.

•	Margins at Starwood branded Same-Store Owned Hotels Worldwide increased approximately 230 basis points compared to 2010.

•

Earnings from our vacation ownership and residential business increased approximately $40 million compared to 2010, including $33 million of earnings from the St. Regis Bal Harbour residential project.

•	During the quarter, the Company signed 36 hotel management and franchise contracts representing approximately 7,600 rooms and opened 28 hotels and resorts with approximately 7,900 rooms.

Fourth Quarter 2011 Earnings Summary

Starwood Hotels & Resorts Worldwide, Inc. (“Starwood” or the “Company”) today reported EPS from continuing operations for the fourth quarter of 2011 of $0.80 compared to $1.08 in the fourth quarter of 2010. Excluding special items, EPS from continuing operations was $0.71 for the fourth quarter of 2011, including income from the St. Regis Bal Harbour residential project (“Bal Harbour”), compared to $0.52 in the fourth quarter of 2010. Special items in the fourth quarter of 2011 included a pre-tax charge of $98 million, representing a charge of approximately $70 million related to an unfavorable legal decision, a charge of $14 million related to certain hotel impairments and a charge of $16 million related to costs associated with the early extinguishment of debt. Special items in the fourth quarter of 2011 also included an income tax benefit of $116 million, primarily associated with the utilization of capital losses which had previously been fully reserved and the tax effects of the special items discussed above. Special items in the fourth quarter of 2010 included a pre-tax benefit of $69 million, primarily related to the favorable settlement of a lawsuit. Special items in the fourth quarter of 2010 also included a $38 million income tax benefit primarily related to the favorable settlement with the IRS regarding the 1998 disposition of World Directories, Inc. Excluding special items, the effective income tax rate in the fourth quarter of 2011 was 28.3%, including income from Bal Harbour, compared to 24.9% in the fourth quarter of 2010.

Income from continuing operations was $158 million in the fourth quarter of 2011 compared to $206 million in the fourth quarter of 2010. Excluding special items, income from continuing operations was $140 million in the fourth quarter of 2011, including income from Bal Harbour, compared to $99 million in the fourth quarter of 2010.

Net income was $167 million and $0.85 per share in the fourth quarter of 2011 compared to $339 million and $1.78 per share in the fourth quarter of 2010. In addition to the special items discussed above, 2010 results benefited from a gain of $132 million reflected in discontinued operations related to the final settlement with the IRS regarding the 1998 disposition of World Directories, Inc.

Frits van Paasschen, CEO said, “We grew worldwide systemwide REVPAR by 5.8%, delivering strong fourth quarter EBITDA and EPS. Each of our nine brands performed well, driving REVPAR index gains for the tenth quarter in a row.”

“Our strong and growing presence in the emerging markets fueled almost 21,000 room openings in 2011, the most in our Company’s history. These openings bring our five year total to 389 new hotels. In other words, over one-third of our 1,090 hotels are newly opened. When combined with a full year REVPAR increase of 7.4%, our fees jumped 14.3%, a strong acceleration from 2010’s growth rate. As we look to 2012, it is shaping up to be another record year of room additions and strong REVPAR growth.”

“Our efforts to Own the Global Guest are helping us grow faster than the market and driving returns for owners and shareholders. The changes we have made to reinvent the SPG program should allow us to deepen the relationships with our loyal guests as well as attract the next generation of global travel elites.”

Year Ended December 31, 2011 Earnings Summary

Income from continuing operations was $502 million for the year ended December 31, 2011 compared to $310 million in the same period in 2010. Excluding special items, income from continuing operations was $378 million for the year ended December 31, 2011, including income from Bal Harbour, compared to $237 million in the same period in 2010. In addition to the fourth quarter special items discussed above, the results for the year ended December 31, 2011 included an income tax benefit of approximately $92 million, primarily as a result of the favorable settlement of an IRS audit and tax benefits associated with asset sales. Excluding special items, the effective income tax rate for the year ended December 31, 2011 was 26.1%, including income from Bal Harbour, when compared to 21.3% in the same period in 2010.

Net income was $489 million and $2.51 per share for the year ended December 31, 2011 compared to $477 million and $2.51 per share in the same period in 2010. In addition to the special items discussed above, 2010 benefited from a gain of $168 million reflected in discontinued operations related to the final settlement with the IRS regarding the 1998 disposition of World Directories, Inc. and a tax benefit in connection with the sale of one wholly-owned hotel.

Adjusted EBITDA was $1.032 billion for the year ended December 31, 2011, including $27 million of EBITDA from Bal Harbour, an increase of approximately 17.4% compared to $879 million in the same period in 2010.

Fourth Quarter 2011 Operating Results

Management and Franchise Revenues

Worldwide System-wide REVPAR for Same-Store Hotels increased 5.9% (5.8% in constant dollars) compared to the fourth quarter of 2010. International System-wide REVPAR for Same-Store Hotels increased 3.7% (3.5% in constant dollars).

Changes in REVPAR for Worldwide System-wide Same-Store Hotels by region:

	REVPAR
Region	Reported	Constant dollars
North America	7.7%	7.6%
Europe	0.2%	0.8%
Asia Pacific	6.6%	5.2%
Africa and the Middle East	(1.0)%	0.2%
Latin America	9.6%	9.6%

Increases in REVPAR for Worldwide System-wide Same-Store Hotels by brand:

	REVPAR
Brand	Reported	Constant dollars
St. Regis/Luxury Collection	6.2%	6.7%
W Hotels	7.8%	8.2%
Westin	8.2%	7.9%
Sheraton	4.3%	4.0%
Le Méridien	1.2%	1.6%
Four Points by Sheraton	8.1%	7.0%
Aloft	12.5%	12.8%

Worldwide Same-Store company-operated gross operating profit margins increased approximately 110 basis points compared to 2010. International gross operating profit margins for Same-Store company-operated properties increased 10 basis points, negatively impacted by political unrest in the Middle East and North Africa. North American Same-Store company-operated gross operating profit margins increased approximately 230 basis points, driven by REVPAR increases and cost controls.

Management fees, franchise fees and other income were $234 million, up $25 million, or 12.0% from the fourth quarter of 2010. Management fees increased 3.9% to $133 million and franchise fees increased 11.9% to $47 million.

For the full year 2011, Worldwide System-wide REVPAR for Same-Store Hotels increased 9.7% (7.4% in constant dollars) compared to the full year 2010. Worldwide Same-Store company-operated gross operating profit margins increased 90 basis points. Management fees, franchise fees and other income were $814 million, up $102 million, or 14.3% compared to the full year 2010. Management fees increased 11.2% to $455 million and franchise fees increased 16.1% to $187 million.

Development

During the fourth quarter of 2011, the Company signed 36 hotel management and franchise contracts, representing approximately 7,600 rooms, of which 25 are new builds and 11 are conversions from other brands. At December 31, 2011, the Company had over 350 hotels in the active pipeline representing almost 90,000 rooms.

During the fourth quarter of 2011, 28 new hotels and resorts (representing approximately 7,900 rooms) entered the system, including the St. Regis Sanya Resort (China, 401 rooms), Le Méridien Coimbatore (India, 254 rooms), St. Regis Saadiyat Island (United Arab Emirates, 377 rooms), The Westin Playa Bonita (Panama, 611 rooms) and Sheraton Kansas City at Crown Center (Missouri, 730 rooms). Ten properties (representing approximately 1,600 rooms) were removed from the system during the quarter.

For the full year 2011, the Company signed 112 hotel management and franchise contracts (representing approximately 28,800 rooms). For the full year 2011, 81 new hotels and resorts (representing approximately 20,900 rooms) entered the system and 32 properties (representing approximately 8,200 rooms) left the system.

Owned, Leased and Consolidated Joint Venture Hotels

Worldwide REVPAR at Starwood branded Same-Store Owned Hotels increased 5.7% (5.0% in constant dollars) in the fourth quarter of 2011 when compared to 2010. REVPAR at Starwood branded Same-Store Owned Hotels in North America increased 5.5% (5.3% in constant dollars). Internationally, Starwood branded Same-Store Owned Hotel REVPAR increased 6.0% (4.7% in constant dollars).

Revenues at Starwood branded Same-Store Owned Hotels in North America increased 4.4% while costs and expenses increased 0.8% when compared to 2010. Margins at these hotels increased approximately 270 basis points.

Revenues at Starwood branded Same-Store Owned Hotels Worldwide increased 4.5% (3.8% in constant dollars) while costs and expenses increased 1.5% (0.7% in constant dollars) when compared to 2010. Margins at these hotels increased approximately 230 basis points.

Revenues at owned, leased and consolidated joint venture hotels were $439 million, compared to $459 million in 2010. Expenses at owned, leased and consolidated joint venture hotels were $346 million compared to $367 million in 2010. Fourth quarter results were impacted by six renovations and four asset sales.

For the full year 2011, Worldwide REVPAR at Starwood branded Same-Store Owned Hotels increased 12.4% (8.7% in constant dollars) when compared to the full year 2010. Margins at these hotels increased approximately 190 basis points.

Vacation Ownership

Total vacation ownership revenues increased 1.5% to $137 million in the fourth quarter of 2011 when compared to 2010. Originated contract sales of vacation ownership intervals increased 6.2% primarily due to increased tour flow from new buyers and improved sales and marketing performance. The number of contracts signed increased 4.3% when compared to 2010 and the average price per vacation ownership unit sold increased 1.4% to approximately $14,500, driven by inventory mix.

For the full year 2011, total vacation ownership revenues increased 7.6% to $566 million when compared to the full year 2010. The number of contracts signed increased 6.4% and the average price per vacation ownership unit sold was flat at approximately $14,900.

Residential

During the fourth quarter of 2011, the Company’s residential revenues were $127 million compared to $1 million in 2010. Residential revenues in the fourth quarter of 2011 included $121 million of revenues from the sale of residential units at Bal Harbour which received certificate of occupancy during the quarter. During the fourth quarter of 2011, upon receiving the certificate of occupancy, the sales of 36 units were closed and the Company realized incremental cash proceeds of $74 million associated with these units.

Selling, General, Administrative and Other

Selling, general, administrative and other expenses increased 11.6% to $96 million compared to $86 million in 2010. The increase was primarily due to a reimbursement of legal costs in 2010 as a result of a favorable legal settlement.

For the full year 2011, selling, general, administrative and other expenses increased 2.3% to $352 million compared to $344 million in the full year 2010.

Legal Decision

In November 2011, a subsidiary of the Company received an unfavorable legal decision. As a result, the Company recognized a $70 million pre-tax charge. The legal decision is not final and the Company intends to appeal.

Capital

Gross capital spending during the quarter included approximately $83 million of maintenance capital and $67 million of development capital. The Company realized net cash flow of $62 million from vacation ownership interest (“VOI”) and residential inventory, primarily related to Bal Harbour.

For the full year 2011, capital spending included $253 million of maintenance capital and $209 million of development capital. Net investment spending on VOI and residential inventory was $15 million.

Dividends

In November 2011, the Company’s Board of Directors increased its annual dividend by 67% to $0.50 per share. The dividend was paid by the Company on December 30, 2011 to holders of record on December 15, 2011.

Balance Sheet

At December 31, 2011, the Company had gross debt of $2.197 billion, excluding $532 million of debt associated with securitized vacation ownership notes receivable. Additionally, the Company had cash and cash equivalents of $666 million (including $212 million of restricted cash), and net debt of $1.531 billion, compared to net debt of $1.675 billion as of September 30, 2011. Net debt at December 31, 2011, including debt and restricted cash ($22 million) associated with securitized vacation ownership notes receivables, was $2.041 billion.

At December 31, 2011, debt was approximately 80% fixed rate and 20% floating rate and its weighted average maturity was 4.1 years with a weighted average interest rate of 6.66% excluding the securitized debt. The Company had cash (including current restricted cash) and availability under the domestic and international revolving credit facility of approximately $2.177 billion.

During the fourth quarter of 2011, the Company sold approximately $210 million of vacation ownership notes receivable realizing cash proceeds of $200 million.

During the fourth quarter of 2011, the Company redeemed all $605 million of its 7.875% Senior Notes outstanding which were originally issued in April 2002 and due May 2012. Redemption premiums and other costs associated with the prepayment were approximately $16 million.

Outlook

In Developed markets, the macroeconomic environment remains uncertain with high unemployment and high public/private debt. While there are increasing concerns about slower, “new” normal demand growth, the lodging supply situation is very favorable. In Emerging markets, macroeconomic growth has been strong, driving high secular growth in both lodging demand and supply. We remain of the view that several scenarios could play out. Our outlook below reflects our Baseline Scenario for the full year 2012:

•	Excluding Bal Harbour, adjusted EBITDA is expected to be approximately $1.060 billion to $1.090 billion, assuming:

•	REVPAR increases at Same-Store Company Operated Hotels Worldwide of 5% to 7% in constant dollars (approximately 200 basis points lower in dollars at current exchange rates).

•	REVPAR increases at Branded Same-Store Owned Hotels Worldwide of 4% to 6% in constant dollars (approximately 200 basis points lower in dollars at current exchange rates).

•	Margins at Branded Same-Store Owned Hotels Worldwide increase 100 to 150 basis points.

•	Management fees, franchise fees and other income increase approximately 8% to 10%.

•	Earnings from our vacation ownership and residential business of approximately $150 million to $155 million.

•	Selling, general and administrative expenses increase 3% to 5%.

•	Including Bal Harbour, which is expected to contribute at least $80 million of EBITDA, adjusted EBITDA is expected to be approximately $1.140 billion to $1.170 billion.

•	Depreciation and amortization is expected to be approximately $300 million.

•	Interest expense is expected to be approximately $212 million.

•	Inclusive of Bal Harbour, full year effective tax rate is expected to be approximately 30%, and cash taxes are expected to be approximately $100 million.

•	Inclusive of Bal Harbour, EPS is expected to be approximately $2.22 to $2.33.

•

Full year capital expenditure (excluding vacation ownership and residential inventory) is expected to be approximately $200 million for maintenance, renovation and technology. In addition, in-flight investment projects and prior commitments for joint ventures and other investments are expected to total approximately $375 million.

•	Vacation ownership (excluding Bal Harbour) is expected to generate approximately $125 million in positive cash flow. Bal Harbour is expected to generate at least $250 million in net cash flow.

For the three months ended March 31, 2012:

•	Excluding Bal Harbour, adjusted EBITDA is expected to be approximately $205 million to $215 million, assuming:

•	REVPAR increases at Same-Store Company Operated Hotels Worldwide of 5% to 7% in constant dollars (approximately 100 basis points lower in dollars at current exchange rates).

•	REVPAR increases at Branded Same-Store Company Owned Hotels Worldwide of 4% to 6% in constant dollars (approximately 150 basis points lower in dollars at current exchange rates).

•	Management fees, franchise fees and other income increase approximately 8% to 10%.

•	Earnings from our vacation ownership and residential business are flat year over year.

•	Including Bal Harbour, which is expected to contribute at least $60 million of EBITDA, adjusted EBITDA is expected to be approximately $265 million to $275 million.

•	Depreciation and amortization is expected to be approximately $73 million.

•	Interest expense is expected to be approximately $54 million.

•	Including Bal Harbour, income from continuing operations is expected to be approximately $97 million to $104 million, reflecting an effective tax rate of approximately 30%.

•	Including Bal Harbour, EPS is expected to be approximately $0.49 to $0.53.

Special Items

The Company’s special items netted to a charge of $98 million ($18 million after-tax benefit) in the fourth quarter of 2011 compared to a benefit of $69 million ($107 million after-tax) in the same period of 2010.

The following represents a reconciliation of income from continuing operations before special items to income from continuing operations including special items (in millions, except per share data):

Three Months Ended December 31,			Year Ended December 31,
2011	2010		2011	2010

$140	$99	Income from continuing operations before special items	$378	$237

$0.71	$0.52	EPS before special items	$1.93	$1.25

		Special Items
(68)	73	Restructuring, goodwill impairment, and other special (charges) credits, net (a)	(68)	75
(14)	(4)	Gain (loss) on asset dispositions and impairments, net (b)	—	(39)
(16)	—	Debt extinguishment (c)	(16)	—

(98)	69	Total special items – pre-tax	(84)	36
38	(4)	Income tax benefit (expense) for special items (d)	108	(5)
78	42	Income tax benefit – capital loss utilization and other non-recurring items (e)	100	42

18	107	Total special items – after-tax	124	73

$158	$206	Income (loss) from continuing operations	$502	$310

$0.80	$1.08	EPS including special items	$2.57	$1.63

(a)	During the three months and year ended December 31, 2011, the Company recorded restructuring and other special charges of $68 million primarily related to an unfavorable legal decision.

During the three months ended December 31, 2010, the Company recorded restructuring and other special credits of $73 million primarily related to the favorable settlement of a lawsuit and the reversal of a reserve from a previous acquisition no longer deemed necessary. Additionally, the year ended December 31, 2010 includes $2 million of restructuring credits associated with the reversal of previous restructuring reserves no longer deemed necessary.

(b)	During the three months ended December 31, 2011, the net loss primarily relates to impairment charges of $7 million related to six hotels where their carrying value exceeded their estimated fair values and impairment charges of $9 million associated with fixed assets at two owned hotels undergoing a significant renovation, partially offset by insurance proceeds as a result of storm damage at another owned hotel. Additionally, the year ended December 31, 2011 includes the gain from an asset exchange transaction that was partially offset by the impairment of a minority investment in a joint venture hotel located in Japan.

During the three months ended December 31, 2010, the net loss primarily relates to the impairment of fixed assets at an owned hotel that is undergoing a significant renovation, offset by a gain on the sale of non-core assets. The year ended December 31, 2010 also includes a loss of $53 million from the sale of one owned hotel partially offset by a gain of $14 million from property insurance proceeds related to an owned hotel damaged by a tornado and a $5 million gain that resulted from the step acquisition of a controlling interest in a previously unconsolidated joint venture.

(c)	The three months and year ended December 31, 2011, include $16 million of charges associated with tender premiums and other costs related to the early extinguishment of approximately $605 million of the Company’s long-term debt. These charges were recorded in the interest expense line item.

(d)	During the three months and year ended December 31, 2011, the benefit relates primarily to a tax benefit on the special items at the statutory tax rate. The year ended December 31, 2011 also includes a tax benefit on the sale of two wholly-owned hotels with high tax bases as a result of a previous transaction.

During the three months and year ended December 31, 2010, the net expense primarily relates to a tax expense at the statutory rate for restructuring credits partially offset by a benefit related to a gain on the sale of a joint venture investment.

(e)	During the three months and year ended December 31, 2011, the benefit primarily relates to the use of capital losses which had previously been reserved and certain changes in valuation allowances associated with deferred tax assets. The year ended December 31, 2011 also includes a tax benefit of $35 million related to the IRS settlement in the third quarter of 2011.

During the three months and year ended December 31, 2010, a $42 million benefit primarily relates to a refund from the IRS of approximately $245 million primarily for previously paid taxes and related interest associated with the settlement of a dispute regarding the 1998 disposition of World Directories, Inc. An additional benefit of $134 million, associated with this settlement, was recorded in discontinued operations.

The Company has included the above supplemental information concerning special items to assist investors in analyzing Starwood’s financial position and results of operations. The Company has chosen to provide this information to investors to enable them to perform meaningful comparisons of past, present and future operating results and as a means to emphasize the results of core on-going operations.

Starwood will be conducting a conference call to discuss the fourth quarter financial results at 10:30 a.m. (EST) today at (706) 758-8744 with conference ID 39788575. The conference call will be available through a simultaneous web cast in the News & Events / Earnings Conference Calls section of the Company’s website at http://www.starwoodhotels.com/corporate/investor_relations.html. A replay of the conference call will also be available from 1:30 p.m. (EST) today through Thursday, February 9, 2012 at 12:00 midnight (EST) on both the corporate website and via telephone replay at (855) 589-2056 with conference ID 39788575.

Definitions

All references to EPS, unless otherwise noted, reflect earnings per diluted share from continuing operations attributable to Starwood’s common shareholders. All references to continuing operations, discontinued operations and net income reflect amounts attributable to Starwood’s common shareholders (i.e. excluding amounts attributable to noncontrolling interests). All references to “net capital expenditures” mean gross capital expenditures for timeshare and fractional inventory net of cost of sales. EBITDA represents net income before interest expense, taxes, depreciation and amortization. The Company believes that EBITDA is a useful measure of the Company’s operating performance due to the significance of the Company’s long-lived assets and level of indebtedness. EBITDA is a commonly used measure of performance in its industry which, when considered with GAAP measures, the Company believes gives a more complete understanding of the Company’s operating performance. It also facilitates comparisons between the Company and its competitors. The Company’s management has historically adjusted EBITDA (i.e., “Adjusted EBITDA”) when evaluating operating performance for the total Company, as well as for individual properties or groups of properties, because the Company believes that the inclusion or exclusion of certain recurring and non-recurring items, such as restructuring, goodwill impairment and other special charges and gains and losses on asset dispositions and impairments, is necessary to provide the most accurate measure of core operating results and as a means to evaluate comparative results. The Company’s management also uses Adjusted EBITDA as a measure in determining the value of acquisitions and dispositions and it is used in the annual budget process. The Company has historically reported this measure to its investors and believes that the continued inclusion of Adjusted EBITDA provides consistency in its financial reporting and enables investors to perform more meaningful comparisons of past, present and future operating results and provides a means to evaluate the results of its core on-going operations. EBITDA and Adjusted EBITDA are not intended to represent cash flow from operations as defined by GAAP and such metrics should not be considered as an alternative to net income, cash flow from operations or any other performance measure prescribed by GAAP. The Company’s calculation of EBITDA and Adjusted EBITDA may be different from the calculations used by other companies and, therefore, comparability may be limited.

All references to Same-Store Owned Hotels reflect the Company’s owned, leased and consolidated joint venture hotels, excluding condo hotels, hotels sold to date and hotels undergoing significant repositionings or for which comparable results are not available (i.e., hotels not owned during the entire periods presented or closed due to seasonality or natural disasters). References to Company Operated Hotel metrics (e.g. REVPAR) reflect metrics for the Company’s owned and managed hotels. References to System-Wide metrics (e.g. REVPAR) reflect metrics for the Company’s owned, managed and franchised hotels. REVPAR is defined as revenue per available room. ADR is defined as average daily rate.

All references to revenues in constant dollars represent revenues, excluding the impact of the movement of foreign exchange rates. The Company calculates revenues in constant dollars by calculating revenues for the current year using the prior year’s exchange rates. The Company uses this revenue measure to better understand the underlying results and trends of the business, excluding the impact of movements in foreign exchange rates.

All references to contract sales or originated sales reflect vacation ownership sales before revenue adjustments for percentage of completion accounting methodology. All references to earnings from vacation ownership and residential represents operating income before depreciation expense.

All references to management and franchise revenues represent base and incentive fees, franchise fees, amortization of deferred gains resulting from the sales of hotels subject to long-term management contracts and termination fees.

Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with 1,090 properties in nearly 100 countries and 154,000 employees at its owned and managed properties. Starwood Hotels is a fully integrated owner, operator and franchisor of hotels and resorts with the following internationally renowned brands: St. Regis®, The Luxury Collection®, W®, Westin®, Le Méridien®, Sheraton®, Four Points® by Sheraton, Aloft®, and Element(SM). The company boasts one of the industry’s leading loyalty programs, Starwood Preferred Guest (SPG), allowing members to earn and redeem points for room stays, room upgrades and flights, with no blackout dates. Starwood Hotels also owns Starwood Vacation Ownership, Inc., one of the premier developers and operators of high quality vacation interval ownership resorts. For more information, including reconciliations of non-GAAP financial measures to GAAP financial measures, please visit www.starwoodhotels.com or contact Investor Relations at (203) 351-3500.

** Please contact Starwood’s toll-free media hotline at (866) 4-STAR-PR

(866-478-2777) for photography or additional information.**

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties and other factors that may cause actual results to differ materially from those anticipated at the time the forward-looking statements are made. Further results, performance and achievements may be affected by general economic conditions including the impact of war and terrorist activity, natural disasters, business and financing conditions (including the condition of credit markets in the U.S. and internationally), foreign exchange fluctuations, cyclicality of the real estate (including residential) and the hotel and vacation ownership businesses, operating risks associated with the hotel, vacation ownership and residential businesses, relationships with associates and labor unions, customers and property owners, the impact of the internet reservation channels, our reliance on technology, domestic and international political and geopolitical conditions, competition, governmental and regulatory actions (including the impact of changes in U.S. and foreign tax laws and their interpretation), travelers’ fears of exposure to contagious diseases, risk associated with the level of our indebtedness, risk associated with potential acquisitions and dispositions and the introduction of new brand concepts and other risks and uncertainties. These risks and uncertainties are presented in detail in our filings with the Securities and Exchange Commission. Future vacation ownership units indicated in this press release include planned units on land owned by the Company or by joint ventures in which the Company has an interest that have received all major governmental land use approvals for the development of vacation ownership resorts. There can also be no assurance that such units will in fact be developed and, if developed, the time period of such development (which may be more than several years in the future). Some of the projects may require additional third-party approvals or permits for development and build out and may also be subject to legal challenges as well as a commitment of capital by the Company. The actual number of units to be constructed may be significantly lower than the number of future units indicated. There can also be no assurance that agreements will be entered into for the hotels in the Company’s pipeline and, if entered into, the timing of any agreement and the opening of the related hotel. Although we believe the expectations reflected in forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that results will not materially differ. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share data)

Three Months Ended December 31,				Year Ended December 31,
2011	2010	% Variance		2011	2010	% Variance
			Revenues
$439	$459	(4.4)	Owned, leased and consolidated joint venture hotels	$1,768	$1,704	3.8
264	136	94.1	Vacation ownership and residential sales and services	703	538	30.7
234	209	12.0	Management fees, franchise fees and other income	814	712	14.3
594	536	10.8	Other revenues from managed and franchised properties (a)	2,339	2,117	10.5

1,531	1,340	14.3		5,624	5,071	10.9
			Costs and Expenses
346	367	5.7	Owned, leased and consolidated joint venture hotels	1,449	1,395	(3.9)
191	103	(85.4)	Vacation ownership and residential	521	405	(28.6)
96	86	(11.6)	Selling, general, administrative and other	352	344	(2.3)
68	(73)	n/m	Restructuring, goodwill impairment and other special charges (credits), net	68	(75)	n/m
58	56	(3.6)	Depreciation	235	252	6.7
7	9	22.2	Amortization	30	33	9.1
594	536	(10.8)	Other expenses from managed and franchised properties (a)	2,339	2,117	(10.5)

1,360	1,084	(25.5)		4,994	4,471	(11.7)
171	256	(33.2)	Operating income	630	600	5.0
5	5	—	Equity (losses) earnings and gains and (losses) from unconsolidated ventures, net	11	10	10.0
(65)	(56)	(16.1)	Interest expense, net of interest income of $1, $1, $3 and $2	(216)	(236)	8.5
(14)	(4)	n/m	Gain (loss) on asset dispositions and impairments, net	—	(39)	100.0

97	201	(51.7)	Income from continuing operations before taxes and noncontrolling interests	425	335	26.9
61	5	n/m	Income tax benefit (expense)	75	(27)	n/m

158	206	(23.3)	Income (loss) from continuing operations	500	308	62.3
			Discontinued Operations:
—	1	(100.0)	Income (loss) from operations, net of tax	—	(1)	100.0
9	132	(93.2)	Gain (loss) on dispositions, net of tax	(13)	168	n/m

167	339	(50.7)	Net income (loss)	487	475	2.5
—	—	—	Net loss (income) attributable to noncontrolling interests	2	2	—

$167	$339	(50.7)	Net income (loss) attributable to Starwood	$489	$477	2.5

			Earnings (Losses) Per Share – Basic
$0.82	$1.13	(27.4)	Continuing operations	$2.65	$1.70	55.9
0.05	0.72	(93.1)	Discontinued operations	(0.07)	0.91	n/m

$0.87	$1.85	(53.0)	Net income (loss)	$2.58	$2.61	(1.1)

			Earnings (Losses) Per Share – Diluted
$0.80	$1.08	(25.9)	Continuing operations	$2.57	$1.63	57.7
0.05	0.70	(92.9)	Discontinued operations	(0.06)	0.88	n/m

$0.85	$1.78	(52.2)	Net income (loss)	$2.51	$2.51	—

			Amounts attributable to Starwood’s Common Shareholders
$158	$206	(23.3)	Continuing operations	$502	$310	61.9
9	133	(93.2)	Discontinued operations	(13)	167	n/m

$167	$339	(50.7)	Net income (loss)	$489	$477	2.5

190	185		Weighted average number of shares	189	183

196	192		Weighted average number of shares assuming dilution	195	190

(a)	The Company includes in revenues the reimbursement of costs incurred on behalf of managed hotel property owners and franchisees with no added margin and includes in costs and expenses these reimbursed costs. These costs relate primarily to payroll costs at managed properties where the Company is the employer.

n/m = not meaningful

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

	December 31, 2011	December 31, 2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$454	$753
Restricted cash	232	53
Accounts receivable, net of allowance for doubtful accounts of $46 and $45	569	513
Inventories	812	802
Securitized vacation ownership notes receivable, net of allowance for doubtful accounts of $10 and $10	64	59
Prepaid expenses and other	125	126

Total current assets	2,256	2,306
Investments	259	312
Plant, property and equipment, net	3,270	3,323
Goodwill and intangible assets, net	2,057	2,067
Deferred tax assets	921	979
Other assets (a)	355	381
Securitized vacation ownership notes receivable	446	408

	$9,564	$9,776

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term borrowings and current maturities of long-term debt (b)	$3	$9
Accounts payable	144	138
Current maturities of long-term securitized vacation ownership debt	130	127
Accrued expenses	1,177	1,104
Accrued salaries, wages and benefits	375	410
Accrued taxes and other	166	373

Total current liabilities	1,995	2,161
Long-term debt (b)	2,194	2,848
Long-term securitized vacation ownership debt	402	367
Deferred income taxes	47	28
Other liabilities	1,971	1,886

	6,609	7,290
Commitments and contingencies

Stockholders’ equity:
Common stock; $0.01 par value; authorized 1,000,000,000 shares; outstanding 195,913,400 and 192,970,437 shares at December 31, 2011 and December 31, 2010, respectively	2	2
Additional paid-in capital	963	805
Accumulated other comprehensive loss	(348)	(283)
Retained earnings	2,337	1,947

Total Starwood stockholders’ equity	2,954	2,471
Noncontrolling interest	1	15

Total equity	2,955	2,486

	$9,564	$9,776

(a)	Includes restricted cash of $2 million and $10 million at December 31, 2011 and December 31, 2010, respectively.
(b)	Excludes Starwood’s share of unconsolidated joint venture debt aggregating approximately $432 million and $434 million at December 31, 2011 and December 31, 2010, respectively.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Non-GAAP to GAAP Reconciliations – Historical Data

(In millions)

Three Months Ended December 31,				Year Ended December 31,
2011	2010	% Variance		2011	2010	% Variance
			Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA
$167	$339	(50.7)	Net income (loss)	$489	$477	2.5
69	61	13.1	Interest expense (a)	239	255	(6.3)
(70)	(138)	49.3	Income tax (benefit) expense (b)	(81)	(139)	41.7
65	66	(1.5)	Depreciation (c)	265	288	(8.0)
8	10	(20.0)	Amortization (d)	34	36	(5.6)

239	338	(29.3)	EBITDA	946	917	3.2
14	4	n/m	(Gain) loss on asset dispositions and impairments, net	—	39	(100.0)
—	—	—	Discontinued operations (gain) loss on dispositions	18	(2)	n/m
68	(73)	n/m	Restructuring, goodwill impairment and other special charges (credits), net	68	(75)	n/m

$321	$269	19.3	Adjusted EBITDA	$1,032	$879	17.4

(a)	Includes $3 million and $4 million of Starwood’s share of interest expense of unconsolidated joint ventures for the three months ended December 31, 2011 and 2010, respectively, and $20 million and $17 million for the year ended December 31, 2011 and 2010, respectively.
(b)	Includes $(9) million and $(132) million of tax expense (benefit) recorded in discontinued operations net gain (loss) on dispositions for the three months ended December 31, 2011 and 2010, respectively, and $(5) million and $(166) million for the year ended December 31, 2011 and 2010, respectively. Also includes $0 million and $(1) million of tax (benefit) expense recorded in discontinued operations for the three months ended December 31, 2011 and 2010, respectively, and $0 million for the year ended December 31, 2011 and 2010.
(c)	Includes $7 million and $10 million of Starwood’s share of depreciation expense of unconsolidated joint ventures for the three months ended December 31, 2011 and 2010, respectively, and $30 million and $36 million for the year ended December 31, 2011 and 2010, respectively.
(d)	Includes $1 million of Starwood’s share of amortization expense of unconsolidated joint ventures for the three months ended December 31, 2011 and 2010, and $4 million and $3 million for the year ended December 31, 2011 and 2010, respectively.

Non-GAAP to GAAP Reconciliations – Branded Same-Store Owned Hotels Worldwide

(In millions)

	Three Months Ended December 31, 2011
	$ Change	% Variance
Revenue
Revenue increase (GAAP)	$16	4.5%
Impact of changes in foreign exchange rates	(3)	(0.7)%

Revenue increase in constant dollars	$13	3.8%

Expense
Expense increase (GAAP)	$4	1.5%
Impact of changes in foreign exchange rates	(2)	(0.8)%

Expense increase in constant dollars	$2	0.7%

Non-GAAP to GAAP Reconciliation – Earnings from Vacation Ownership and Residential Business

(In millions)

	Three Months Ended December 31,			Year Ended December 31,
	2011	2010	$ Variance	2011	2010	$ Variance
Earnings from vacation ownership and residential	$73	$33	$40	$182	$133	$49
Depreciation expense	(5)	(7)	2	(22)	(28)	6

Operating income from vacation ownership and residential	$68	$26	$42	$160	$105	$55

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Non-GAAP to GAAP Reconciliations – Future Performance

(In millions, except per share data)

Low Case

Three Months Ended March 31, 2012		Year Ended December 31, 2012

$97	Net income	$440
54	Interest expense	212
41	Income tax expense	188
73	Depreciation and amortization	300

265	EBITDA	1,140
—	(Gain) loss on asset dispositions and impairments, net	—
—	Discontinued operations (gain) loss on dispositions	—

$265	Adjusted EBITDA	$1,140

Three Months Ended March 31, 2012		Year Ended December 31, 2012

$97	Income from continuing operations before special items	$440

$0.49	EPS before special items	$2.22

	Special Items
—	Gain (loss) on asset dispositions and impairments, net	—

—	Total special items – pre-tax	—
—	Income tax benefit associated with special items	—

—	Total special items – after-tax	—

$97	Income from continuing operations	$440

$0.49	EPS including special items	$2.22

	High Case

Three Months Ended March 31, 2012		Year Ended December 31, 2012

$104	Net income	$461
54	Interest expense	212
44	Income tax expense	197
73	Depreciation and amortization	300

275	EBITDA	1,170
—	(Gain) loss on asset dispositions and impairments, net	—
—	Discontinued operations (gain) loss on dispositions	—

$275	Adjusted EBITDA	$1,170

Three Months Ended March 31, 2012		Year Ended December 31, 2012

$104	Income from continuing operations before special items	$461

$0.53	EPS before special items	$2.33

	Special Items
—	Gain (loss) on asset dispositions and impairments, net	—

—	Total special items – pre-tax	—
—	Income tax benefit associated with special items	—

—	Total special items – after-tax	—

$104	Income from continuing operations	$461

$0.53	EPS including special items	$2.33

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Non-GAAP to GAAP Reconciliations –

Future Earnings from Vacation Ownership and Residential Business

(In millions)

Low Case

	Three Months Ended March 31,
	2012	2011	$ Variance
Earnings from vacation ownership and residential	$42	$42	$—
Depreciation expense	(5)	(7)	2

Operating income from vacation ownership and residential	$37	$35	$2

Year Ended December 31, 2012
Earnings from vacation ownership and residential	$150
Depreciation expense	(20)

Operating income from vacation ownership and residential	$130

High Case

	Three Months Ended March 31,
	2012	2011	$ Variance
Earnings from vacation ownership and residential	$42	$42	$—
Depreciation expense	(5)	(7)	2

Operating income from vacation ownership and residential	$37	$35	$2

Year Ended December 31, 2012
Earnings from vacation ownership and residential	$155
Depreciation expense	(20)

Operating income from vacation ownership and residential	$135

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Non-GAAP to GAAP Reconciliations – Same Store Owned Hotel Revenue and Expenses

(In millions)

Three Months Ended December 31,				Year Ended December 31,
2011	2010	% Variance	Same-Store Owned Hotels Worldwide	2011	2010	% Variance

			Revenue
$385	$369	4.3	Same-Store Owned Hotels (a)	$1,441	$1,318	9.3
—	37	(100.0)	Hotels Sold or Closed in 2011 and 2010	56	158	(64.6)
46	47	(2.1)	Hotels Without Comparable Results	242	214	13.1
8	6	33.3	Other ancillary hotel operations	29	14	n/m

$439	$459	(4.4)	Total Owned, Leased and Consolidated Joint Venture Hotels Revenue	$1,768	$1,704	3.8

			Costs and Expenses
$294	$290	(1.4)	Same-Store Owned Hotels (a)	$1,130	$1,057	(6.9)
—	28	100.0	Hotels Sold or Closed in 2011 and 2010	51	129	60.5
46	44	(4.5)	Hotels Without Comparable Results	242	197	(22.8)
6	5	(20.0)	Other ancillary hotel operations	26	12	n/m

$346	$367	5.7	Total Owned, Leased and Consolidated Joint Venture Hotels Costs and Expenses	$1,449	$1,395	(3.9)

Three Months Ended December 31,				Year Ended December 31,
2011	2010	% Variance	Same-Store Owned Hotels North America	2011	2010	% Variance

			Revenue
$220	$211	4.3	Same-Store Owned Hotels (a)	$819	$774	5.8
—	32	(100.0)	Hotels Sold or Closed in 2011 and 2010	42	142	(70.4)
30	34	(11.8)	Hotels Without Comparable Results	139	151	(7.9)
1	—	n/m	Other ancillary hotel operations	1	—	n/m

$251	$277	(9.4)	Total Owned, Leased and Consolidated Joint Venture Hotels Revenue	$1,001	$1,067	(6.2)

			Costs and Expenses
$170	$169	(0.6)	Same-Store Owned Hotels (a)	$664	$642	(3.4)
—	23	100.0	Hotels Sold or Closed in 2011 and 2010	38	113	66.4
30	32	6.3	Hotels Without Comparable Results	139	134	(3.7)
—	—	—	Other ancillary hotel operations	—	—	—

$200	$224	10.7	Total Owned, Leased and Consolidated Joint Venture Hotels Costs and Expenses	$841	$889	5.4

Three Months Ended December 31,				Year Ended December 31,
2011	2010	% Variance	Same-Store Owned Hotels International	2011	2010	% Variance

			Revenue
$165	$158	4.4	Same-Store Owned Hotels (a)	$622	$544	14.3
—	5	(100.0)	Hotels Sold or Closed in 2011 and 2010	14	16	(12.5)
16	13	23.1	Hotels Without Comparable Results	103	63	63.5
7	6	16.7	Other ancillary hotel operations	28	14	100.0

$188	$182	$3.3	Total Owned, Leased and Consolidated Joint Venture Hotels Revenue	$767	$637	20.4

			Costs and Expenses
$124	$121	(2.5)	Same-Store Owned Hotels (a)	$466	$415	(12.3)
—	5	100.0	Hotels Sold or Closed in 2011 and 2010	13	16	18.8
16	12	(33.3)	Hotels Without Comparable Results	103	63	(63.5)
6	5	(20.0)	Other ancillary hotel operations	26	12	n/m

$146	$143	$(2.1)	Total Owned, Leased and Consolidated Joint Venture Hotels Costs and Expenses	$608	$506	(20.2)

(a)	Same-Store Owned Hotel Results exclude four hotels sold and 12 hotels without comparable results for the three months ended and six hotels sold and 14 hotels without comparable results for the year ended.

n/m = not meaningful

Starwood Hotels & Resorts Worldwide, Inc.

Systemwide(1) Statistics - Same Store

For the Three Months Ended December 31,

UNAUDITED

	Systemwide - Worldwide			Systemwide - North America			Systemwide - International
	2011	2010	Variance	2011	2010	Variance	2011	2010	Variance

TOTAL HOTELS
REVPAR ($)	113.14	106.83	5.9%	107.23	99.59	7.7%	121.72	117.38	3.7%
ADR ($)	170.81	164.93	3.6%	160.70	154.64	3.9%	185.76	179.72	3.4%
Occupancy (%)	66.2%	64.8%	1.4	66.7%	64.4%	2.3	65.5%	65.3%	0.2

SHERATON
REVPAR ($)	95.82	91.84	4.3%	89.06	83.98	6.0%	105.12	102.65	2.4%
ADR ($)	147.94	143.23	3.3%	137.21	133.12	3.1%	162.79	156.62	3.9%
Occupancy (%)	64.8%	64.1%	0.7	64.9%	63.1%	1.8	64.6%	65.5%	(0.9)

WESTIN
REVPAR ($)	124.62	115.18	8.2%	116.85	108.07	8.1%	146.73	135.31	8.4%
ADR ($)	182.54	175.05	4.3%	171.39	163.63	4.7%	214.08	207.94	3.0%
Occupancy (%)	68.3%	65.8%	2.5	68.2%	66.0%	2.2	68.5%	65.1%	3.4

ST. REGIS/LUXURY COLLECTION
REVPAR ($)	185.46	174.64	6.2%	220.45	192.65	14.4%	166.64	164.45	1.3%
ADR ($)	298.35	287.38	3.8%	323.06	303.44	6.5%	282.94	277.64	1.9%
Occupancy (%)	62.2%	60.8%	1.4	68.2%	63.5%	4.7	58.9%	59.2%	(0.3)

LE MERIDIEN
REVPAR ($)	132.20	130.62	1.2%	204.94	191.04	7.3%	122.95	122.93	0.0%
ADR ($)	191.52	190.74	0.4%	250.39	242.81	3.1%	182.42	182.98	(0.3%)
Occupancy (%)	69.0%	68.5%	0.5	81.8%	78.7%	3.1	67.4%	67.2%	0.2

W
REVPAR ($)	212.60	197.13	7.8%	202.65	190.68	6.3%	247.85	220.04	12.6%
ADR ($)	283.82	271.02	4.7%	271.21	263.06	3.1%	327.99	298.81	9.8%
Occupancy (%)	74.9%	72.7%	2.2	74.7%	72.5%	2.2	75.6%	73.6%	2.0

FOUR POINTS
REVPAR ($)	75.72	70.06	8.1%	69.86	63.12	10.7%	86.54	82.81	4.5%
ADR ($)	115.53	110.88	4.2%	107.70	103.19	4.4%	129.61	123.81	4.7%
Occupancy (%)	65.5%	63.2%	2.3	64.9%	61.2%	3.7	66.8%	66.9%	(0.1)

ALOFT
REVPAR ($)	65.02	57.80	12.5%	66.37	60.51	9.7%
ADR ($)	100.51	98.87	1.7%	103.03	100.20	2.8%
Occupancy (%)	64.7%	58.5%	6.2	64.4%	60.4%	4.0

(1)	Includes same store owned, leased, managed, and franchised hotels

Starwood Hotels & Resorts Worldwide, Inc.

Worldwide Hotel Results - Same Store

For the Three Months Ended December 31,

UNAUDITED

	Systemwide (1)			Company Operated (2)
	2011	2010	Variance	2011	2010	Variance

TOTAL WORLDWIDE
REVPAR ($)	113.14	106.83	5.9%	131.87	124.54	5.9%
ADR ($)	170.81	164.93	3.6%	194.54	186.53	4.3%
Occupancy (%)	66.2%	64.8%	1.4	67.8%	66.8%	1.0

NORTH AMERICA
REVPAR ($)	107.23	99.59	7.7%	137.74	128.24	7.4%
ADR ($)	160.70	154.64	3.9%	197.61	189.37	4.4%
Occupancy (%)	66.7%	64.4%	2.3	69.7%	67.7%	2.0

EUROPE
REVPAR ($)	131.77	131.47	0.2%	145.31	145.53	(0.2%)
ADR ($)	210.28	210.18	0.0%	226.59	224.35	1.0%
Occupancy (%)	62.7%	62.5%	0.2	64.1%	64.9%	(0.8)

AFRICA & MIDDLE EAST
REVPAR ($)	139.47	140.85	(1.0%)	140.58	142.25	(1.2%)
ADR ($)	207.16	189.41	9.4%	209.04	190.95	9.5%
Occupancy (%)	67.3%	74.4%	(7.1)	67.2%	74.5%	(7.3)

ASIA PACIFIC
REVPAR ($)	115.78	108.62	6.6%	115.92	106.01	9.3%
ADR ($)	171.27	167.03	2.5%	172.15	165.07	4.3%
Occupancy (%)	67.6%	65.0%	2.6	67.3%	64.2%	3.1

LATIN AMERICA
REVPAR ($)	99.07	90.41	9.6%	108.82	97.26	11.9%
ADR ($)	163.03	149.24	9.2%	170.99	160.01	6.9%
Occupancy (%)	60.8%	60.6%	0.2	63.6%	60.8%	2.8

(1)	Includes same store owned, leased, managed, and franchised hotels
(2)	Includes same store owned, leased, and managed hotels

Starwood Hotels & Resorts Worldwide, Inc.

Owned Hotel Results - Same Store (1)

For the Three Months Ended December 31,

UNAUDITED

	WORLDWIDE			NORTH AMERICA			INTERNATIONAL
	2011	2010	Variance	2011	2010	Variance	2011	2010	Variance
TOTAL HOTELS	47 Hotels			23 Hotels			24 Hotels
REVPAR ($)	160.41	151.85	5.6%	169.24	160.59	5.4%	149.34	140.92	6.0%
ADR ($)	223.98	217.98	2.8%	227.66	220.95	3.0%	218.96	213.88	2.4%
Occupancy (%)	71.6%	69.7%	1.9	74.3%	72.7%	1.6	68.2%	65.9%	2.3

Total Revenue	385,249	368,650	4.5%	220,145	211,016	4.3%	165,104	157,634	4.7%
Total Expenses	293,969	289,504	(1.5%)	170,040	168,329	(1.0%)	123,929	121,175	(2.3%)

BRANDED HOTELS	42 Hotels			18 Hotels			24 Hotels
REVPAR ($)	161.95	153.20	5.7%	173.86	164.81	5.5%	149.34	140.92	6.0%
ADR ($)	224.42	217.09	3.4%	229.07	219.76	4.2%	218.96	213.88	2.4%
Occupancy (%)	72.2%	70.6%	1.6	75.9%	75.0%	0.9	68.2%	65.9%	2.3

Total Revenue	360,841	345,160	4.5%	195,737	187,526	4.4%	165,104	157,634	4.7%
Total Expenses	274,829	270,834	(1.5%)	150,900	149,659	(0.8%)	123,929	121,175	(2.3%)

(1)	Hotel Results exclude 4 hotels sold and 12 hotels without comparable results during 2011 & 2010
*	Revenues & Expenses above are represented in ‘000’s

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Management Fees, Franchise Fees and Other Income

For the Three Months Ended December 31,

UNAUDITED ($ millions)

	Worldwide
	2011	2010	$ Variance	% Variance

Management Fees:
Base Fees	82	74	8	10.8%
Incentive Fees	51	54	(3)	(5.6%)

Total Management Fees	133	128	5	3.9%

Franchise Fees	47	42	5	11.9%

Total Management & Franchise Fees	180	170	10	5.9%

Other Management & Franchise Revenues (1)	34	29	5	17.2%

Total Management & Franchise Revenues	214	199	15	7.5%

Other	20	10	10	100.0%

Management Fees, Franchise Fees & Other Income	234	209	25	12.0%

(1)	Other Management & Franchise Revenues includes the amortization of deferred gains of approximately $23 and $21 in 2011 and 2010, respectively, resulting from the sales of hotels subject to long-term management contracts and termination fees.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Vacation Ownership & Residential Revenues and Expenses

For the Three Months Ended December 31,

UNAUDITED ($ millions)

	2011	2010	$ Variance	% Variance

Originated Sales Revenues (1) – Vacation Ownership Sales	86	81	5	6.2%
Other Sales and Services Revenues (2)	59	64	(5)	(7.8%)
Deferred Revenues – Percentage of Completion	—	—	—	—
Deferred Revenues – Other (3)	(8)	(10)	2	20.0%

Vacation Ownership Sales and Services Revenues	137	135	2	1.5%
Residential Sales and Services Revenues (6)	127	1	126	n/m

Total Vacation Ownership & Residential Sales and Services Revenues	264	136	128	94.1%

Originated Sales Expenses (4) – Vacation Ownership Sales	56	48	(8)	(16.7%)
Other Expenses (5)	46	49	3	6.1%
Deferred Expenses – Percentage of Completion	—	—	—	—
Deferred Expenses – Other	—	2	2	100.0%

Vacation Ownership Expenses	102	99	(3)	(3.0%)
Residential Expenses (6)	89	4	(85)	n/m

Total Vacation Ownership & Residential Expenses	191	103	(88)	(85.4%)

(1)	Timeshare sales revenue originated at each sales location before deferrals of revenue for U.S. GAAP reporting purposes
(2)	Includes resort income, interest income, gain on sale of notes receivable, and miscellaneous other revenues
(3)	Includes deferral of revenue for contracts still in rescission period, contracts that do not yet meet the requirements of ASC 978-605-25 and provision for loan loss
(4)	Timeshare cost of sales and sales & marketing expenses before deferrals of sales expenses for U.S. GAAP reporting purposes
(5)	Includes resort, general and administrative, and other miscellaneous expenses
(6)	For 2011, includes $122 million of revenues and $89 million expenses associated with the St. Regis Bal Harbour residential project

Note: Deferred revenue is calculated based on the Percentage of Completion (“POC”) of the project. Deferred expenses, also based on POC, include product costs and direct sales and marketing costs only. Indirect sales and marketing costs are not deferred per ASC 978-720-25 and ASC 978-340-25.

n/m = not meaningful

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Top 20 Worldwide Markets - Owned

For the Year Ended December 31, 2011

UNAUDITED

US Markets	% of 2011 Total Earnings [1]	International Markets	% of 2011 Total Earnings [1]
New York, NY	10%	Canada	14%
Phoenix, AZ	6%	Australia	11%
Chicago, IL	5%	Italy	8%
Hawaii	5%	Argentina	6%
Los Angeles, CA	3%	Mexico	6%
Atlanta, GA	2%	United Kingdom	5%
New Orleans, LA	2%	Spain	4%
San Francisco, CA	1%	Fiji	4%
Philadelphia, PA	1%	Brazil	4%
Boston, MA	1%	France	2%

Total Top 10 US Markets	36%	Total Top 10 International Markets	64%

[1]	Represents earnings before depreciation for owned, leased and consolidated joint venture hotels

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Total Management & Franchise Fees by Geographic Region

For the Year Ended December 31, 2011

UNAUDITED

Geographical Region	Management Fees	Franchise Fees	Total Management and Franchise Fees

United States	34%	67%	43%
Europe	16%	10%	14%
Asia Pacific	28%	9%	23%
Middle East and Africa	14%	1%	10%
Americas (Latin America & Canada)	8%	13%	10%

Total	100%	100%	100%

Starwood Hotels & Resorts Worldwide, Inc.

Systemwide(1) Statistics - Same Store

For the Year Ended December 31,

UNAUDITED

	Systemwide - Worldwide			Systemwide - North America			Systemwide - International
	2011	2010	Variance	2011	2010	Variance	2011	2010	Variance

TOTAL HOTELS
REVPAR ($)	114.56	104.43	9.7%	108.57	99.47	9.1%	123.40	111.74	10.4%
ADR ($)	168.37	158.57	6.2%	155.11	148.45	4.5%	189.36	174.17	8.7%
Occupancy (%)	68.0%	65.9%	2.1	70.0%	67.0%	3.0	65.2%	64.2%	1.0

SHERATON
REVPAR ($)	95.89	88.84	7.9%	90.79	84.22	7.8%	102.91	95.22	8.1%
ADR ($)	144.74	136.90	5.7%	133.09	128.04	3.9%	161.98	149.52	8.3%
Occupancy (%)	66.3%	64.9%	1.4	68.2%	65.8%	2.4	63.5%	63.7%	(0.2)

WESTIN
REVPAR ($)	127.83	116.03	10.2%	121.29	111.04	9.2%	148.15	131.49	12.7%
ADR ($)	179.91	169.93	5.9%	168.81	161.37	4.6%	216.04	197.32	9.5%
Occupancy (%)	71.1%	68.3%	2.8	71.8%	68.8%	3.0	68.6%	66.6%	2.0

ST. REGIS/LUXURY COLLECTION
REVPAR ($)	200.96	177.77	13.0%	211.02	184.42	14.4%	195.60	174.17	12.3%
ADR ($)	310.22	284.94	8.9%	297.10	278.50	6.7%	318.29	288.77	10.2%
Occupancy (%)	64.8%	62.4%	2.4	71.0%	66.2%	4.8	61.5%	60.3%	1.2

LE MERIDIEN
REVPAR ($)	131.92	121.17	8.9%	198.02	179.38	10.4%	124.29	114.40	8.6%
ADR ($)	192.36	183.01	5.1%	239.36	225.81	6.0%	185.66	176.89	5.0%
Occupancy (%)	68.6%	66.2%	2.4	82.7%	79.4%	3.3	66.9%	64.7%	2.2

W
REVPAR ($)	202.78	179.12	13.2%	192.42	174.65	10.2%	238.79	194.71	22.6%
ADR ($)	266.18	248.04	7.3%	251.11	238.61	5.2%	319.97	282.98	13.1%
Occupancy (%)	76.2%	72.2%	4.0	76.6%	73.2%	3.4	74.6%	68.8%	5.8

FOUR POINTS
REVPAR ($)	77.29	69.88	10.6%	72.74	66.48	9.4%	86.02	76.37	12.6%
ADR ($)	114.15	107.63	6.1%	106.70	102.20	4.4%	128.71	118.06	9.0%
Occupancy (%)	67.7%	64.9%	2.8	68.2%	65.0%	3.2	66.8%	64.7%	2.1

ALOFT
REVPAR ($)	69.64	60.10	15.9%	70.43	60.97	15.5%
ADR ($)	102.24	97.91	4.4%	103.98	99.39	4.6%
Occupancy (%)	68.1%	61.4%	6.7	67.7%	61.3%	6.4

(1)	Includes same store owned, leased, managed, and franchised hotels

Starwood Hotels & Resorts Worldwide, Inc.

Worldwide Hotel Results - Same Store

For the Year Ended December 31,

UNAUDITED

	Systemwide (1)			Company Operated (2)
	2011	2010	Variance	2011	2010	Variance

TOTAL WORLDWIDE
REVPAR ($)	114.56	104.43	9.7%	131.42	119.43	10.0%
ADR ($)	168.37	158.57	6.2%	190.89	178.37	7.0%
Occupancy (%)	68.0%	65.9%	2.1	68.8%	67.0%	1.8

NORTH AMERICA
REVPAR ($)	108.57	99.47	9.1%	135.41	124.16	9.1%
ADR ($)	155.11	148.45	4.5%	186.53	177.90	4.9%
Occupancy (%)	70.0%	67.0%	3.0	72.6%	69.8%	2.8

EUROPE
REVPAR ($)	158.05	138.40	14.2%	175.63	153.73	14.2%
ADR ($)	236.49	213.77	10.6%	254.54	228.09	11.6%
Occupancy (%)	66.8%	64.7%	2.1	69.0%	67.4%	1.6

AFRICA & MIDDLE EAST
REVPAR ($)	119.08	122.98	(3.2%)	119.96	123.97	(3.2%)
ADR ($)	189.46	176.65	7.3%	191.27	178.07	7.4%
Occupancy (%)	62.9%	69.6%	(6.7)	62.7%	69.6%	(6.9)

ASIA PACIFIC
REVPAR ($)	111.90	99.57	12.4%	111.94	97.49	14.8%
ADR ($)	169.17	157.03	7.7%	169.01	155.73	8.5%
Occupancy (%)	66.1%	63.4%	2.7	66.2%	62.6%	3.6

LATIN AMERICA
REVPAR ($)	94.90	82.58	14.9%	100.48	85.61	17.4%
ADR ($)	156.45	142.21	10.0%	163.43	151.02	8.2%
Occupancy (%)	60.7%	58.1%	2.6	61.5%	56.7%	4.8

(1)	Includes same store owned, leased, managed, and franchised hotels
(2)	Includes same store owned, leased, and managed hotels

Starwood Hotels & Resorts Worldwide, Inc.

Owned Hotel Results - Same Store (1)

For the Year Ended December 31,

UNAUDITED

	WORLDWIDE			NORTH AMERICA			INTERNATIONAL
	2011	2010	Variance	2011	2010	Variance	2011	2010	Variance
TOTAL HOTELS	45 Hotels			22 Hotels			23 Hotels
REVPAR ($)	159.12	142.76	11.5%	164.78	153.63	7.3%	152.01	129.11	17.7%
ADR ($)	218.65	205.49	6.4%	215.60	207.44	3.9%	222.95	202.64	10.0%
Occupancy (%)	72.8%	69.5%	3.3	76.4%	74.1%	2.3	68.2%	63.7%	4.5

Total Revenue	1,441,343	1,317,755	9.4%	818,949	773,562	5.9%	622,394	544,193	14.4%
Total Expenses	1,130,249	1,057,427	(6.9%)	664,273	642,412	(3.4%)	465,976	415,015	(12.3%)

BRANDED HOTELS	40 Hotels			17 Hotels			23 Hotels
REVPAR ($)	161.94	144.11	12.4%	171.35	158.30	8.2%	152.01	129.11	17.7%
ADR ($)	220.03	204.88	7.4%	217.63	206.63	5.3%	222.95	202.64	10.0%
Occupancy (%)	73.6%	70.3%	3.3	78.7%	76.6%	2.1	68.2%	63.7%	4.5

Total Revenue	1,351,505	1,228,104	10.0%	729,111	683,911	6.6%	622,394	544,193	14.4%
Total Expenses	1,053,308	979,704	(7.5%)	587,332	564,689	(4.0%)	465,976	415,015	(12.3%)

(1)	Hotel Results exclude 6 hotels sold and 14 hotels without comparable results during 2011 & 2010
*	Revenues & Expenses above are represented in ‘000’s

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Management Fees, Franchise Fees and Other Income

For the Year Ended December 31,

UNAUDITED ($ millions)

	Worldwide
	2011	2010	$ Variance	% Variance

Management Fees:
Base Fees	309	270	39	14.4%
Incentive Fees	146	139	7	5.0%

Total Management Fees	455	409	46	11.2%

Franchise Fees	187	161	26	16.1%

Total Management & Franchise Fees	642	570	72	12.6%

Other Management & Franchise Revenues (1)	130	119	11	9.2%

Total Management & Franchise Revenues	772	689	83	12.0%

Other	42	23	19	82.6%

Management Fees, Franchise Fees & Other Income	814	712	102	14.3%

(1)	Other Management & Franchise Revenues includes the amortization of deferred gains of approximately $87 and $81 in 2011 and 2010, respectively, resulting from the sales of hotels subject to long-term management contracts and termination fees.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Vacation Ownership & Residential Revenues and Expenses

For the Year Ended December 31,

UNAUDITED ($ millions)

	2011	2010	$ Variance	% Variance

Originated Sales Revenues (1) – Vacation Ownership Sales	330	311	19	6.1%
Other Sales and Services Revenues (2)	258	246	12	4.9%
Deferred Revenues – Percentage of Completion	(3)	—	(3)	n/m
Deferred Revenues – Other (3)	(19)	(31)	12	38.7%

Vacation Ownership Sales and Services Revenues	566	526	40	7.6%
Residential Sales and Services Revenues (6)	137	12	125	n/m

Total Vacation Ownership & Residential Sales and Services Revenues	703	538	165	30.7%

Originated Sales Expenses (4) – Vacation Ownership Sales	225	197	(28)	(14.2%)
Other Expenses (5)	194	188	(6)	(3.2%)
Deferred Expenses – Percentage of Completion	(2)	—	2	n/m
Deferred Expenses – Other	9	14	5	35.7%

Vacation Ownership Expenses	426	399	(27)	(6.8%)
Residential Expenses (6)	95	6	(89)	n/m

Total Vacation Ownership & Residential Expenses	521	405	(116)	(28.6%)

(1)	Timeshare sales revenue originated at each sales location before deferrals of revenue for U.S. GAAP reporting purposes
(2)	Includes resort income, interest income, gain on sale of notes receivable, and miscellaneous other revenues
(3)	Includes deferral of revenue for contracts still in rescission period, contracts that do not yet meet the requirements of ASC 978-605-25 and provision for loan loss
(4)	Timeshare cost of sales and sales & marketing expenses before deferrals of sales expenses for U.S. GAAP reporting purposes
(5)	Includes resort, general and administrative, and other miscellaneous expenses
(6)	For 2011, includes $122 million of revenues and $95 million expenses associated with the St. Regis Bal Harbour residential project

Note: Deferred revenue is calculated based on the Percentage of Completion (“POC”) of the project. Deferred expenses, also based on POC, include product costs and direct sales and marketing costs only. Indirect sales and marketing costs are not deferred per ASC 978-720-25 and ASC 978-340-25.

n/m = not meaningful

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Hotels Without Comparable Results & Other Selected Items

For the Year Ended December 31, 2011

UNAUDITED ($ millions)

Properties without comparable results in 2011 and 2010:
Property	Location
Sheraton Steamboat Resort & Conference Center	Steamboat Springs, CO
The Westin Peachtree Plaza	Atlanta, GA
W New Orleans - French Quarter	New Orleans, LA
The Westin St. John Resort	St. John, US Virgin Islands
St. Regis Osaka	Osaka, Japan
W London	London, England
Grand Hotel - Florence	Florence, Italy
Sheraton Kauai	Koloa, HI
Atlanta Perimeter	Atlanta, GA
Hotel Alfonso	Seville, Spain
Four Points Philadelphia Airport	Philadelphia, PA
The Clarion Hotel	Millbrae, CA
Hotel Gritti Palace	Venice, Italy
Hotel Maria Cristina	San Sebastian, Spain
Properties sold or closed in 2011 and 2010:

Property	Location
W New York - The Court & Tuscany	New York, NY
St. Regis Aspen	Aspen, CO
The Westin Gaslamp Quarter	San Diego, CA
W City Center	Chicago, IL
Boston Park Plaza	Boston, MA
Hotel Bristol	Vienna, Austria

Revenues and Expenses Associated with Assets Sold or Closed in 2011 and 2010: (1)

	Q1	Q2	Q3	Q4	Full Year

Hotels Sold or Closed in 2010:
2010
Revenues	$8	$3	$7	$—	$18
Expenses (excluding depreciation)	$6	$4	$5	$—	$15

Hotels Sold or Closed in 2011:
2011
Revenues	$28	$23	$5	$—	$56
Expenses (excluding depreciation)	$28	$19	$4	$—	$51

2010
Revenues	$26	$40	$37	$37	$140
Expenses (excluding depreciation)	$27	$29	$30	$28	$114

_________________

(1)	Results consist of 4 hotels sold in 2011 and 1 hotel sold in 2010. These amounts are included in the revenues and expenses from owned, leased and consolidated joint venture hotels in the statements of income for 2011 and 2010. These amounts do not include revenues and expense from the W New York - Court & Tuscany which were reclassified to discontinued operations.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Capital Expenditures

For the Three Months and Year Ended December 31, 2011

UNAUDITED ($ millions)

	Q4	YTD
Maintenance Capital Expenditures: (1)
Owned, Leased and Consolidated Joint Venture Hotels	47	129
Corporate/IT	36	124

Subtotal	83	253

Vacation Ownership Capital Expenditures: (2)
Net capital expenditures for inventory (excluding St.Regis Bal Harbour)	(10)	(43)
Net capital expenditures for inventory – St.Regis Bal Harbour	(52)	58

Subtotal	(62)	15

Development Capital	67	209

Total Capital Expenditures	88	477

(1)	Maintenance capital expenditures include improvements that extend the useful life of the asset.
(2)	Represents gross inventory capital expenditures of $33 and $165 in the three months and year ended December 31, 2011, respectively, less cost of sales of $95 and $150 in the three months and year ended December 31, 2011, respectively.

Starwood Hotels & Resorts Worldwide, Inc.

2011 Divisional Hotel Inventory Summary by Ownership by Brand*

As of December 31, 2011

	NAD		Europe		AME		LAD		ASIA		Total
	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms
Owned
Sheraton	6	3,528	4	705	—	—	5	2,699	2	821	17	7,753
Westin	4	2,399	3	650	—	—	3	902	1	273	11	4,224
Four Points	2	327	—	—	—	—	—	—	—	—	2	327
W	5	1,795	2	665	—	—	—	—	—	—	7	2,460
Luxury Collection	1	643	5	580	—	—	1	181	—	—	7	1,404
St. Regis	2	489	2	261	—	—	—	—	1	160	5	910
Aloft	2	272	—	—	—	—	—	—	—	—	2	272
Element	1	123	—	—	—	—	—	—	—	—	1	123
Other	7	1,929	—	—	—	—	—	—	—	—	7	1,929

Total Owned	30	11,505	16	2,861	—	—	9	3,782	4	1,254	59	19,402

Managed & UJV
Sheraton	38	26,526	41	11,927	32	8,907	15	2,942	71	25,275	197	75,577
Westin	54	28,359	12	4,110	4	1,086	3	886	27	9,396	100	43,837
Four Points	1	171	6	1,013	7	1,329	4	517	13	4,362	31	7,392
W	23	6,903	2	273	1	441	2	433	6	1,436	34	9,486
Luxury Collection	4	1,648	19	3,002	5	1,384	7	290	5	1,112	40	7,436
St. Regis	9	1,811	2	226	1	377	2	309	9	2,367	23	5,090
Le Meridien	4	607	21	6,003	31	7,282	—	—	26	7,237	82	21,129
Aloft	—	—	2	399	1	408	1	142	5	1,044	9	1,993
Other	1	773	1	165	—	—	—	—	—	—	2	938

Total Managed & UJV	134	66,798	106	27,118	82	21,214	34	5,519	162	52,229	518	172,878

Franchised
Sheraton	161	48,219	15	4,108	2	393	9	2,332	14	6,266	201	61,318
Westin	59	18,980	3	1,176	—	—	4	1,309	8	2,231	74	23,696
Four Points	105	16,590	5	835	—	—	8	1,276	8	1,441	126	20,142
Luxury Collection	8	1,629	11	1,528	—	—	2	248	8	2,260	29	5,665
St. Regis	—	—	—	—	—	—	—	—	—	—	—	—
Le Meridien	7	2,007	5	1,455	—	—	2	324	3	714	17	4,500
Aloft	41	5,965	—	—	—	—	—	—	3	471	44	6,436
Element	8	1,309	—	—	—	—	—	—	—	—	8	1,309

Total Franchised	389	94,699	39	9,102	2	393	25	5,489	44	13,383	499	123,066

Systemwide
Sheraton	205	78,273	60	16,740	34	9,300	29	7,973	87	32,362	415	144,648
Westin	117	49,738	18	5,936	4	1,086	10	3,097	36	11,900	185	71,757
Four Points	108	17,088	11	1,848	7	1,329	12	1,793	21	5,803	159	27,861
W	28	8,698	4	938	1	441	2	433	6	1,436	41	11,946
Luxury Collection	13	3,920	35	5,110	5	1,384	10	719	13	3,372	76	14,505
St. Regis	11	2,300	4	487	1	377	2	309	10	2,527	28	6,000
Le Meridien	11	2,614	26	7,458	31	7,282	2	324	29	7,951	99	25,629
Aloft	43	6,237	2	399	1	408	1	142	8	1,515	55	8,701
Element	9	1,432	—	—	—	—	—	—	—	—	9	1,432
Other	8	2,702	1	165	—	—	—	—	—	—	9	2,867
Vacation Ownership	13	6,618	—	—	—	—	1	382	—	—	14	7,000

Total Systemwide	566	179,620	161	39,081	84	21,607	69	15,172	210	66,866	1,090	322,346

*	Includes Vacation Ownership properties

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Vacation Ownership Inventory Pipeline

As of December 31, 2011

UNAUDITED

	# Resorts			# of Units (1)
Brand	Total(2)	In Operations	In Active Sales	Completed (3)	Pre-sales/ Development (4)	Future Capacity (5),(6)	Total at Buildout

Sheraton	7	7	6	3,079	—	712	3,791
Westin	9	9	9	1,562	22	21	1,605
St. Regis	2	2	—	63	—	—	63
The Luxury Collection	1	1	—	6	—	—	6
Unbranded	2	2	1	99	—	1	100

Total SVO, Inc.	21	21	16	4,809	22	734	5,565

Unconsolidated Joint Ventures (UJV’s)	1	1	1	198	—	—	198

Total including UJV’s	22	22	17	5,007	22	734	5,763

Total Intervals Including UJV’s (7)				260,364	1,144	38,168	299,676

(1)	Lockoff units are considered as one unit for this analysis.
(2)	Includes resorts in operation, active sales or future development.
(3)	Completed units include those units that have a certificate of occupancy.
(4)	Units in Pre-sales/Development are in various stages of development (including the permitting stage), most of which are currently being offered for sale to customers.
(5)	Based on owned land and average density in existing marketplaces
(6)	Future units indicated above include planned timeshare units on land owned by the Company or applicable UJV that have received all major governmental land use approvals for the development of timeshare. There can be no assurance that such units will in fact be developed and, if developed, the time period of such development (which may be more than several years in the future). Some of the projects may require additional third-party approvals or permits for development and build out and may also be subject to legal challenges as well as a commitment of capital by the Company. The actual number of units to be constructed may be significantly lower than the number of future units indicated.
(7)	Assumes 52 intervals per unit.